Exhibit 99.1

Contacts:

Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
617-492-4040 ext. 310	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

Mac-Gray Reports Record First Quarter

Revenue Increases 43% from Combination

of Acquisition and Record Organic Growth

CAMBRIDGE, MA, April 28, 2005 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations including apartment properties, condominiums, military housing and hotels, and the nation’s largest provider of these services to college and university residence halls, today announced its financial results for the first quarter ended March 31, 2005.

Mac-Gray reported record first-quarter revenues of $62.4 million, an increase of 43% from 2004 first-quarter revenue of $43.6 million.  Net income for the quarter was $1.7 million, or $0.13 per diluted share, compared with first-quarter 2004 net income of $1.8 million, or $0.14 per diluted share.  First-quarter 2005 net income includes a pre-tax charge of $207,000 for the early extinguishment of debt.  First-quarter 2004 net income included a pre-tax charge of $183,000 for the early extinguishment of debt and a pre-tax gain of $1.2 million on a sale of assets.  Excluding these items from both periods, adjusted net income for the first quarter of 2005 was $1.8 million, or $0.14 per diluted share, compared with adjusted net income of $1.2 million, or $0.10 per diluted share, for the first quarter of 2004.

Please refer to Table 1, included at the end of this news release, for a reconciliation of net income, as reported, to adjusted net income.

Comments on the First Quarter

“Mac-Gray delivered strong first-quarter results as we began integrating the western assets we acquired from Web Service Co. in January,” said Stewart MacDonald, Mac-Gray’s chairman and chief executive officer. “For the first quarter, the acquired assets generated approximately $16.3 million of incremental revenue, accounting for 87% of the total year-over-year increase.  In addition, our pre-acquisition laundry facilities management business produced organic growth that accounted for 6% of the year-over-year increase.  Our Product Sales division, which combines our commercial laundry equipment sales with MicroFridge, also performed well, delivering 2% of the company’s total year-over-year revenue increase.

“The integration of the January 2005 acquisition — which includes 11 new metropolitan markets and more than 180 employees — is proceeding on schedule on every front.  Sales training has commenced, introducing the newest members of our sales force to Mac-Gray’s business investment philosophy, as well as our broad array of products and advanced technologies, including our Intelligent Laundry Systems™ suite.  Integrating the acquired assets into Mac-Gray’s information and operational systems also has begun. We expect that the data migration and financial systems integration will largely be completed by the end of the second quarter, and that the rollout of our service response technologies and integration of CRM systems will be completed by the end of the third quarter. Despite transition expenses that will continue for approximately two more quarters, and incrementally higher interest expense, we are pleased that this acquisition is already accretive to earnings.

“To fund the all-cash January 2005 acquisition, the Company refinanced its existing bank debt and borrowed an additional $105 million.  From the date of the acquisition the Company reduced its bank debt by more than $6 million by quarter’s end.  This is a particularly notable achievement given our record organic growth in the first quarter.  To take advantage of the attractive long-term borrowing environment, the Company recently secured interest rate protection contracts (swaps) totaling approximately $150 million, amortizing through 2011.

Business Outlook and Financial Guidance

“The outlook for Mac-Gray is positive.  With a virtually national footprint, our core laundry facilities management business now has an expansive platform for growth.  Our Product Sales group also has a healthy pipeline of business. We expect our internal growth momentum to continue in the quarters ahead.

“Our business model generates strong cash flow and enables us to pay down debt, even as we grow. Throughout the remainder of 2005, we will focus on successfully completing the integration, pursuing profitable organic growth in every market, and further strengthening our balance sheet through debt reduction.  We will also continue to seek accretive acquisitions,” concluded MacDonald.

Based on its first-quarter results and current market conditions, Mac-Gray reiterated its previously announced guidance for the full-year 2005, as set forth below:

•                  Revenue in the range of $245 million to $260 million;

•                  Diluted earnings per share in the range of $0.45 to $0.50*;

•                  Interest expense in the range of $9 million to $12 million;

•                  An income tax rate of 42% to 43.5%;

•                  Depreciation and amortization in the range of $30 million to $33 million; and

•                  Total capital expenditures in the range of $22 million to $25 million.

* The financial guidance for the full-year 2005 diluted earnings per share of $0.45 to $0.50 does not include an expected one-time gain resulting from the proposed sale of the Company’s Cambridge, Massachusetts headquarters, which was announced on April 21, 2005 through an

8-K filing with the Securities and Exchange Commission.  Subject to the satisfaction of customary closing conditions, the sale is expected to be concluded in the second quarter following the expiration of the buyer’s due diligence period.

The foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to vacancy rates, no change in the number of shares outstanding in calculating earnings per share data and the earnings impact of the events referenced in this release (excluding the sale of the Company’s corporate headquarters).  These estimates may be subject to fluctuations as a result of a number of factors, including the Company’s ability to successfully integrate the acquired assets and operations of Web Service Co. and service the increased debt incurred to finance the acquisition, as well as the risk that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues, synergies and cost savings.  There can be no assurance that Mac-Gray’s actual results will not differ materially from the estimates set forth above.

Conference Call Information

The Company will host a conference call at 10:00 a.m. ET today during which Stewart MacDonald, Mac-Gray’s chairman and chief executive officer, and Michael Shea, chief financial officer, will summarize the Company’s financial results, review business and operating highlights from the quarter, provide a business and financial outlook, and answer questions.  To hear a live broadcast of the call, log onto www.macgray.com or dial (312) 461-0644 or (800) 930-1344 prior to the call.

You can also access a replay of the conference call in the Investor Relations section of Mac-Gray’s website at www.macgray.com.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes.  Mac-Gray contracts its laundry rooms under long-term leases.  These leases typically grant Mac-Gray exclusive contract rights to laundry rooms on the lessor’s premises for a fixed term, which is generally seven to 10 years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray’s laundry facilities business consists of approximately 45,000 multi-housing laundry rooms located in 40 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division.  This division also includes the Company’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug™ circuitry.  The products are marketed throughout the United States to colleges, the federal government for military housing, hotels and motels, and assisted living facilities.  MicroFridge® also has entered into agreements with Maytag Corporation to market Maytag’s Magic Chef®, Amana® and Maytag® lines of home appliances under its MaytagDirect™ program throughout the United States.  MicroFridge® and Maytag® products bear the ENERGY

STAR® designation.  To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Intelligent Laundry Solutions™,Intelligent Laundry Systems™, LaundryView™, PrecisionWash™ and MaytagDirect™ are trademarks of Mac-Gray Corporation.  MicroFridge® is a registered trademark of Mac-Gray Corporation.  All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s estimates of revenue, earnings, earnings per share, interest expense, income tax rate, depreciation and amortization expense, and capital expenditures for the full year 2005.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words, “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the Company’s ability to successfully integrate the acquired assets and operations of Web Service Company and service the increased debt incurred to finance the acquisition, as well as the risks that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues, synergies and cost savings, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.

MAC-GRAY CORPORATION

TABLE 1

Reconciliation of Reported Net Income to Adjusted Net Income

(In thousands, except per share amounts)

	Three months ended March 31,
	2005	2004

Net income, as reported	$1,702	$1,839

Income before provision for income taxes, as reported	$2,959	$3,226
Gain on sale of assets	—	(1,218)
Loss on early extinguishment of debt	207	183
Income before provision for income taxes, as adjusted	3,166	2,191
Provision for income taxes, as adjusted	1,345	942

Net income, as adjusted	$1,821	$1,249

Diluted earnings per share, as adjusted	$0.14	$0.10

 To supplement the Company’s unaudited consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, management has used a non-GAAP measure of net income.  Management believes presentation of this measure is appropriate to enhance an overall understanding of our historical financial performance and future prospects.  Adjusted net income, which is adjusted to exclude certain gains and losses from the comparable GAAP net income, is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the primary indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.